Exhibit 99

First Acceptance Corporation Reports Operating Results for the Quarter and Year Ended December 31, 2014

NASHVILLE, TN, March 10, 2015 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the quarter and year ended December 31, 2014.

Operating Results

Income before income taxes for the three months ended December 31, 2014 was $3.1 million, compared with income before income taxes of $3.4 million for the three months ended December 31, 2013. Net income for the three months ended December 31, 2014 was $22.0 million, or $0.53 per share on a diluted basis, compared with net income of $3.2 million, or $0.07 per share on a diluted basis, for the three months ended December 31, 2013. The provision (benefit) for income taxes for the three months ended December 31, 2014 includes a decrease in the valuation allowance for the deferred tax asset of $20.2 million.

Income before income taxes for the year ended December 31, 2014 was $9.7 million, compared with income before income taxes of $9.8 million for the year ended December 31, 2013. Net income for the year ended December 31, 2014 was $28.1 million, or $0.68 per share on a diluted basis, compared with net income of $9.2 million, or $0.22 per share on a diluted basis, for the year ended December 31, 2013. The provision (benefit) for income taxes for the year ended December 31, 2014 includes a decrease in the valuation allowance for the deferred tax asset of $22.4 million.

Joe Borbely, the Company’s President and CEO commented “We are pleased to have had our tenth consecutive profitable quarter. This achievement led to the release of our deferred tax asset valuation allowance which contributed towards increasing our book value per share to $2.61. In addition, during the most recent quarter, we continued our retail expansion with three new locations in Memphis, Tennessee. In January, we also began writing business through our website and call-center in Virginia, our first new state since 2005.”

Revenues. Revenues for the three months ended December 31, 2014 were $67.9 million, compared with $59.2 million for the three months ended December 31, 2013. Revenues for the year ended December 31, 2014 were $263.2 million, compared with $240.5 million for the year ended December 31, 2013.

Premiums earned for the three months ended December 31, 2014 were $56.3 million, compared with $48.7 million for the three months ended December 31, 2013. Premiums earned for the year ended December 31, 2014 were $218.3 million, compared with $199.7 million for the year ended December 31, 2013. This improvement was primarily due to an increase in policies in force (“PIF”) from 143,077 at December 31, 2013 to 163,712 at December 31, 2014, in addition to a higher percentage of full coverage policies sold and our recent pricing actions which have increased our average premium per policy.

Loss Ratio. The loss ratio was 74.5 percent for the three months ended December 31, 2014, compared with 70.0 percent for the three months ended December 31, 2013. The loss ratio was 73.9 percent for the year ended December 31, 2014, compared with 71.5 percent for the year ended December 31, 2013.

We experienced favorable development related to prior accident quarters of $2.6 million for both the three months ended December 31, 2014 and 2013. We experienced favorable development related to prior fiscal years of $4.9 million for the year ended December 31, 2014, compared with favorable development of $3.0 million for the year ended December 31, 2013.

The favorable loss development for the year ended December 31, 2014 was primarily related to bodily injury claims occurring in accident years 2010 through 2013. The favorable loss development for the year ending December 31, 2013 was primarily related to bodily injury claims occurring in accident years 2010 through 2012, partially offset by unfavorable loss and loss adjustment expense development on Florida personal injury protection claims.

Excluding the development related to prior fiscal years, the loss ratios for the years ended December 31, 2014 and 2013 were 76.1 percent and 73.0 percent, respectively. The year-over-year increase in the loss ratio was primarily due to an increase in claims frequency across multiple coverages.

Expense Ratio. The expense ratio was 20.8 percent for the three months ended December 31, 2014, compared with 25.0 percent for the three months ended December 31, 2013. The expense ratio was 22.7 percent for the year ended December 31, 2014, compared with 24.9 percent for the year ended December 31, 2013. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary).

Combined Ratio. The combined ratio was 95.3 percent for the three months ended December 31, 2014, compared with 95.0 percent for the three months ended December 31, 2013. The combined ratio was 96.6 percent for the year ended December 31, 2014, compared with 96.4 percent for year ended December 31, 2013.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 13 states and are licensed as an insurer in 12 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type. In most instance, these individuals are seeking to obtain the minimum amount of automobile insurance required by law.

At March 10, 2015, we leased and operated 355 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, select retail locations in highly competitive markets in Illinois and Texas offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)
Revenues:
Premiums earned	$56,344	$48,712	$218,315	$199,700
Commission and fee income	10,410	8,734	39,733	35,125
Investment income	1,187	1,699	5,123	5,716
Net realized gains (losses) on investments, available-for-sale (includes $(13), $7, $23 and $(29), respectively, of accumulated other comprehensive income reclassification for unrealized gains (losses))	(13)	7	23	(29)
	67,928	59,152	263,194	240,512
Costs and expenses:
Losses and loss adjustment expenses	41,979	34,115	161,302	142,839
Insurance operating expenses	21,670	20,428	87,515	82,822
Other operating expenses	274	300	996	987
Stock-based compensation	34	49	185	243
Depreciation and amortization	464	460	1,767	2,053
Interest expense	431	437	1,706	1,738
	64,852	55,789	253,471	230,682
Income before income taxes	3,076	3,363	9,723	9,830
Provision (benefit) for income taxes (includes $(5), $2, $8 and $(10), respectively, of income tax expense from reclassifications items)	(18,892)	205	(18,345)	650
Net income	$21,968	$3,158	$28,068	$9,180
Net income per share:
Basic	$0.54	$0.07	$0.68	$0.22
Diluted	$0.53	$0.07	$0.68	$0.22
Number of shares used to calculate net income (loss) per share:
Basic	40,997	40,946	40,985	40,930
Diluted	41,294	41,161	41,283	41,092

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2014	2013
ASSETS
Investments, available-for-sale at fair value (amortized cost of $119,119 and $126,873, respectively)	$125,085	$130,248
Cash and cash equivalents	102,429	72,033
Premiums and fees receivable, net of allowance of $392 and $311	56,344	46,228
Deferred tax asset, net	16,521	—
Other Investments	10,530	7,513
Other assets	6,234	6,471
Property and equipment, net	3,173	3,512
Deferred acquisition costs	3,459	2,902
Identifiable intangible assets	4,800	4,800
TOTAL ASSETS	$328,575	$273,707
LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$96,613	$84,286
Unearned premiums and fees	67,942	55,983
Debentures payable	40,341	40,301
Other liabilities	16,715	16,205
Total liabilities	221,611	196,775
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,016 and 40,983 shares issued and outstanding, respectively	410	410
Additional paid-in capital	457,242	456,993
Accumulated other comprehensive income, net of tax $923 and $0, respectively	5,090	3,375
Accumulated deficit	(355,778)	(383,846)
Total stockholders’ equity	106,964	76,932
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$328,575	$273,707

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Premiums earned:
Georgia	$10,606	$9,098	$40,792	$37,957
Florida	8,537	7,356	33,519	30,517
Texas	7,381	5,986	28,017	24,051
Ohio	5,805	4,662	22,315	18,225
Alabama	5,423	5,161	21,717	20,978
Illinois	5,527	4,635	20,552	20,200
South Carolina	4,123	3,767	16,407	15,301
Tennessee	3,222	3,018	12,748	12,334
Pennsylvania	2,161	2,114	8,426	8,624
Indiana	1,619	1,325	6,155	5,218
Missouri	1,265	956	4,902	3,778
Mississippi	745	689	3,030	2,718
Total gross premiums earned	56,414	48,767	218,580	199,901
Premiums ceded to reinsurer	(70)	(55)	(265)	(201)
Total net premiums earned	$56,344	$48,712	$218,315	$199,700

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Loss	74.5%	70.0%	73.9%	71.5%
Expense	20.8%	25.0%	22.7%	24.9%
Combined	95.3%	95.0%	96.6%	96.4%

POLICIES IN FORCE

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Policies in force – beginning of period	161,330	147,855	143,077	145,938
Net change during period	2,382	(4,778)	20,635	(2,861)
Policies in force – end of period	163,712	143,077	163,712	143,077

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Retail locations – beginning of period	353	363	360	369
Opened	3	—	4	—
Closed	—	(3)	(8)	(9)
Retail locations – end of period	356	360	356	360

RETAIL LOCATIONS BY STATE

	December 31,			September 30,
	2014	2013	2012	2014	2013
Alabama	24	24	24	24	24
Florida	31	30	30	31	30
Georgia	60	60	60	60	60
Illinois	60	61	63	60	62
Indiana	17	17	17	17	17
Mississippi	7	7	7	7	7
Missouri	10	11	11	10	11
Ohio	27	27	27	27	27
Pennsylvania	15	16	16	15	16
South Carolina	25	25	26	25	26
Tennessee	22	19	19	19	19
Texas	58	63	69	58	64
Total	356	360	369	353	363

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885